Exhibit 3.5

TDS Investor (Luxembourg) S.à r.l.
Société à responsabilité limitée

GESELLSCHAFTSGRÜNDUNG
vom 14. Juli 2006 - N°

In the year two thousand and six, on the fourteenth day of July.

Before the undersigned Maítre Joseph Elvinger, notary, residing in Luxembourg.

There appeared:

TDS Investor (Bermuda) Ltd., an exempted limited liability company incorporated under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda,

duly represented by Ms. Nicole Schmidt-Troje, lawyer, residing in Luxembourg, by virtue of a proxy given on 13 July 2006.

This proxy, after having been signed ne varietur by the proxyholder of the appearing party and the undersigned notary, shall remain attached to this document in order to be registered therewith.

Such appearing party, acting in its hereabove stated capacity, has drawn up the following articles of association of a sociétè a responsabilité limitée, which it declares organised as follows:

A. PURPOSE — DURATION — NAME — REGISTERED OFFICE

Art. 1             There is hereby established by the current owner of the shares created hereafter and all those who may become shareholders in future, a société a responsabilité limitée (hereinafter the “Company”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended, as well as by the present articles of incorporation.

Art. 2             The purpose of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, control and development of its portfolio.

The Company may further guarantee, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company.

The Company may carry out any commercial, industrial or financial activities which it may deem useful in accomplishment of its purpose.

Art. 3             The Company is incorporated for unlimited period.

Art. 4             The Company is incorporated under the name of “TDS Investor (Luxembourg) S.à.r.I.”

Art. 5             The registered office of the Company is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by mean of a resolution of a general meeting of its shareholders. A transfer of the registered office within the same municipality may be decided by a resolution of the board of managers. Branches or other offices may be established either in Luxembourg or abroad.

B. SHARE CAPITAL — SHARES

Art. 6             The Company’s share capital is set at twelve thousand five hundred euro (EUR 12,500) represented by five hundred (500) shares with a par value of twenty-five euro (EUR 25) each.

Each share is entitled to one vote at ordinary and extraordinary general meetings.

Art. 7             The share capital may be modified at any time by approval of a majority of shareholders representing three quarters of the share capital at least.

Art. 8             The Company will recognize only one holder per share. The joint co-owners shall appoint a single representative who shall represent them towards the Company.

Art. 9             The Company’s shares are freely transferable among shareholders. Inter vivos, they may only be transferred to new shareholders subject to the approval of such transfer given by the existing shareholders in a general meeting, at a majority of three quarters of the share capital.

In the event of death, the shares of the deceased shareholder may only be transferred to new shareholders subject to the approval of such transfer given by the other shareholders in a general meeting, at a majority of three quarters of the share capital. Such approval is, however, not required in case the shares are transferred either to parents, descendants or the surviving spouse.

Art. 10           The death, suspension of civil rights, bankruptcy or insolvency of one of the shareholders will not cause the dissolution of the Company.

Art. 11           Neither creditors, nor assigns, nor heirs of the shareholders may for any reason affix seals on assets or documents of the Company.

C. MANAGEMENT

Art. 12           The Company is managed by one or several managers, which do not need to be shareholders.

The manager(s) is (are) appointed by the general meeting of shareholders which sets the term of their office.

In the case of several managers, the Company is managed by a board of managers, who need not necessarily be shareholders. The company will be bound in all circumstances by the sole signature of any member of the board of managers. The manager(s) may be dismissed freely at any time, without there having to exist any legitimate reason (cause légitime).

The board of managers may grant special powers by authentic proxy or power of attorney by private instrument.

Art. 13           The death or resignation of a manager, for any reason whatsoever, shall not cause the dissolution of the company.

Art. 14           The manager(s) do not assume, by reason, of its/their position, any personal liability in relation to commitments regularly made by them in the name of the company. They are authorised agents only and are therefore merely responsible for the execution of their mandate.

D.            DECISIONS OF THE SOLE SHAREHOLDER -
COLLECTIVE DECISIONS OF THE SHAREHOLDERS

Art. 15           Each shareholder may participate in the collective decisions irrespective of the numbers of shares which he owns. Each shareholder is entitled to as many votes as he holds or represents shares.

Art. 16           Collective decisions are only validly taken in so far they are adopted by shareholders owning more than half of the share capital.

The amendment of the articles of incorporation requires the approval of a majority of shareholders representing three quarters of the share capital at least.

Art. 17           The sole shareholder exercises the powers granted to the general meeting of shareholders under the provisions of section XII of the law of 10 August 1915 concerning commercial companies, as amended.

E. FINANCIAL YEAR — ANNUAL ACCOUNTS — DISTRIBUTION OF PROFITS

Art. 18           The Company’s year commences on the first of January and ends on the thirty-first of December.

Art. 19           Each year on the thirty-first of December, the accounts are closed and the managers prepare an inventory including an indication of the value of the Company’s assets and liabilities. Each shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 20           Five per cent (5%) of the net profit is set aside for the establishment of a statutory reserve, until such reserve amounts to ten per cent (10%) of the share capital. The balance may be freely used by the shareholders. Interim dividends may be distributed in compliance with the terms and conditions provided for by law.

F. DISSOLUTION - LIQUIDATION

Art. 21           In the event of a dissolution of the Company, the Company shall be liquidated by one or more liquidators, which do not need to be shareholders, and which are appointed by the general meeting of shareholders which will determine their powers and fees. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders proportionally to the shares of the Company held by them.

Art. 22           All matters not governed by these articles of incorporation shall be determined in accordance with the law of 10 August 1915 on commercial companies and amendments thereto.

SUBSCRIPTION AND PAYMENT

The five hundred (500) shares have been subscribed as follows:

-                                            five hundred (500) shares have been subscribed by TDS Investor (Bermuda) Ltd., as aforementioned, and have been fully paid up in cash for a total price of twelve thousand five hundred euro (EUR 12,500)

All the shares have been entirely paid-up, so that the amount of twelve thousand five hundred euro (EUR 12,500.-) entirely allocated to the share capital, is as of now available to the Company, as it has been justified to the undersigned notary.

TRANSITIONAL DISPOSITIONS

The first financial year shall begin on the date hereof and shall terminate on 31 December 2006.

EXPENSES

The expenses, costs, remunerations or charges in any form whatsoever which shall be borne by the Company as a result of its incorporation are estimated at approximately 2,000.- Euro.

EXTRAORDINARY GENERAL MEETING

Immediately after the incorporation of the Company, the above named person, representing the entire subscribed capital and exercising the powers of the meeting, passed the following resolutions:

1.                                                               The registered office of the Company shall be 4a, rue Henri Schnadt, L-2530 Luxembourg.

2.                                                               The following persons are appointed as the managers of the Company for an indefinite period:

-                                            Paul C. Schorr, Senior Managing Director, born on 31 March 1967 in Lincoln, NE, USA, with professional address at 345 Park Avenue, Floor 31, New York, New York 10154, United States of America;

-                                            Robert L. Friedman, Senior Managing Director, born on 19 March 1943 in Mt. Vernon, NY, USA, with professional address at 345 Park Avenue, Floor 31, New York, New York 10154, United States of America;

-                                            Ben Jenkins, Principal, born on 25 February 1971 in Clarksville, TN, USA, with professional address at 345 Park Avenue, Floor 31, New York, New York 10154, United States of America; and

-                                            John Sutherland, Manager, born on 2 December 1964 in Lower Hutt, New Zealand, residing at 9, rue Principale, L-6990 Hostert, Luxembourg.

The undersigned notary who understands and speaks English, states herewith that on request of the above appearing person(s), the present deed is worded in English followed by a German translation; on the request of the same appearing person(s) and in case of divergences between the English and the German text, the English version will prevail.

Whereof the present notarial deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The document having been read to the appearing person(s), the said person(s) appearing signed together with the notary, the present original deed.

ES FOLGT DIE DEUTSCHE ÜBERSETZUNG DES ENGLISCHEN TEXTES

Im Jahre zweitausendsechs, den vierzehnten Juli.

Vor dem unterzeichneten Notar Maitre Joseph Elvinger, mit Amtssitz in Luxemburg,

IST ERSCHIENEN:

TDS Investor (Bermuda) Ltd., eine Gesellschaft gegründet nach dem Recht von Bermuda mit Sitz in Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda,

hier vertreten durch Frau Nicole Schmidt-Troje, Rechtsanwältin, wohnhaft zu Luxemburg, aufgrund einer privatschriftlichen Vollmacht, ausgestellt am 13. Juli 2006.

Die Vollmacht bleibt nach Zeichnung ne varietur durch die Erschienene und den unterzeichneten Notar gegenwärtiger Urkunde als Anlage beigefügt, um mit derselben eingetragen zu werden.

Die Erschienene ersucht den unterzeichneten Notar, die Satzung einer Gesellschaft mit beschränkter Haftung, die sie hiermit gründet, wie folgt zu beurkunden:

A. ZWECK — DAUER — NAME — SITZ

Art. 1             Hiermit wird zwischen dem jetzigen Inhabern der ausgegebenen Anteile und denjenigen, die in Zukunft Gesellschafter werden, eine Gesellschaft mit beschränkter Haftung nach Luxemburger Recht (nachstehend die „Gesellschaft”) gegründet, die durch die Bestimmungen des Gesetzes vom 10. August 1915 über die Handelsgesellschaften, neue Fassung, sowie durch nachstehende Satzung geregelt wird.

Art. 2             Zweck der Gesellschaft ist der Erwerb von Beteiligungen jeder Art an in- und ausländischen Gesellschaften und die Verwirklichung sonstiger Investitionen jeder Art, der Erwerb von Wertpapieren jeder Art durch Kauf, Zeichnung oder auf andere Weise, die Übertragung von Wertpapieren durch Verkauf, Tausch oder auf andere Weise sowie die Verwaltung, Kontrolle undVerwertung dieser Beteiligungen.

Die Gesellschaft kann weiterhin Gesellschaften, in denen: sie eine direkte oder indirekte Beteiligung hält oder die der gleichen Gesellschaftsgruppe wie sie selbst angehören, Bürgschaften oder Kredite gewähren oder sie auf andere Weise unterstütze..

Die Gesellschaft kann alle Geschäfte kaufmännischer, gewerblicher oder finanzieller Natur betreiben, die der Erreichung ihres Zweckes förderlich sind.

Art. 3             Die Dauer der Gesellschaft ist auf unbestimmte Zeit festgesetzt.

Art. 4             Die Gesellschaft führt die Bezeichnung „TDS Investor (Luxembourg) S.à r.l”.

Art.5              Der Sitz der Gesellschaft befindet sich in Luxemburg-Stadt, Großherzogtum Luxemburg. Er kann durch Beschluss der Hauptversammlung der Gesellschafter an jeden beliebigen Ort im Großherzogtum Luxemburg verlegt werden. Innerhalb desselben Bezirkes kann der Gesellschaftssitz durch einfachen Beschluss des Geschäftsfuhrers oder des Geschäftsführerrates verlegt werden. Die Gesellschaft kann Filialen oder andere Geschäftsstellen sowohl im Großherzogtum Luxemburg als auch im Ausland eröffnen.

B. GESELLSCHAFTSKAPITAL — ANTEILE

Art. 6             Das Gesellschaftskapital beträgt zwölftausendfünfhundert Euro (EUR 12.500,-), aufgeteilt in fünfhundert (500) Anteile mit einem Nennwert von je fünfundzwanzig Euro (EUR 25,-) pro Anteil.

Jeder Anteil gewährt jeweils ein Stimmrecht bei ordentlichen und außerordentlichen Hauptversammlungen.

Art. 7             Die Änderung des Gesellschaftskapital bedarf der Zustimmung der Mehrheit der Gesellschafter, die mindestens drei Viertel des Kapitals vertreten.

Art. 8             Die Gesellschaft erkennt nur einen einzigen Eigentümer pro Anteil an. Miteigentümer eines einzelnen Anteils müssen eine Person ernennen, die beide gegenüber der Gesellschaft vertritt.

Art. 9             Die Anteile können zwischen den Gesellschaftern frei übertragen werden. Die Übertragung der Gesellschaftsanteile zu Lebzeiten an Dritte bedarf der Zustimmung der Gesellschafter, die drei Viertel des Gesellschaftskapitals vertreten.

Die Übertragung von Todes wegen an Dritte bedarf der Zustimmung der Gesellschafter, die drei Viertel des Gesellschaftskapitals vertreten. Keine Zustimmung ist erforderlich, wenn die Übertragung an Aszendente, Deszendente oder an den überlebenden Ehegatten erfolgt.

Art. 10           Die Gesellschaft erlischt nicht durch den Konkurs oder die Zahlungsunfähigkeit eines ihrer Gesellschafter.

Art. 11           Gläubiger, Rechtsnachfolger oder Erben der Gesellschafter dürfen unter keinen Umständen Siegel an Vermögensgütern oder Dokumenten der Gesellschaft anbringen.

C. GESCHÄFTSFÜHRUNG

Art. 12           Die Gesellschaft wird geführt durch einen oder mehrere Geschäftsführer, die nicht Gesellschafter sein müssen.

Der/die Geschäftsführer wird/werden von der Hauptversammlung ernannt. Die Hauptversammlung bestimmt auch die Dauer ihres Mandates.

Im Falle von mehreren Geschäftsführern wird die Gesellschaft durch den Geschäftsführerrat, bestehend aus mindestens zwei Geschäftsführern, verwaltet. Die Gesellschaft wird jederzeit durch die alleinige Unterschrift jedes Mitglieds des Geschäftsführerrates verpflichtet. Die Geschäftsführer können jederzeit, ohne Angabe von Gründen aus ihren Funktionen entlassen werden.

Besondere Vollmachten können durch den Geschäftsführerrat privatschriftlich oder aufgrund notariell beglaubigter Urkunde erteilt werden.

Art. 13           Die Gesellschaft wird durch den Tod oder den Rücktritt eines Geschäftsführers, aus welchem Grund auch immer, nicht aufgelöst.

Art. 14           Es besteht keine persönliche Haftung der Geschäftsführer für Verbindlichkeiten, die sie vorschriftsmäßig im Namen der Gesellschaft eingehen. Als Bevollmächtigte sind sie lediglich für die Ausübung ihres Mandates verantwortlich.

D. ENTSCHEIDUNGEN DES ALLEINIGEN GESELLSCHAFTERS —
HAUPTVERSAMMLUNGEN DER GESELLSCHAFTER

Art. 15           Jeder Gesellschafter kann an den Hauptversammlungen der Gesellschaft teilnehmen, unabhängig von der Anzahl der in seinem Eigentum stehenden Anteile. Jeder Gesellschafter hat so viele Stimmen, wie er Gesellschaftsanteile besitzt oder vertritt.

Art. 16           Die Beschlüsse der Gesellschafter sind nur rechtswirksam, wenn sie von Gesellschaftern angenommen werden, die mehr als die Hälfte des Gesellschaftskapitals vertreten.

Die Abänderung der Satzung erfordert die Zustimmung der einfachen Mehrheit der Gesellschafter, die wenigstens drei Viertel des Gesellschaftskapitals vertreten.

Art. 17           Sollte die Gesellschaft einen alleinigen Gesellschafter haben, so übt dieser die Befugnisse aus, die der Hauptversammlung gemäß Sektion XII des Gesetzes vom 10. August 1915 über die Handelsgesellschaften, neue Fassung, zustehen.

E. GESCHÄFTSJAHR — KONTEN — GEWINNAUSSCHÜTTUNGEN

Art. 18           Das Geschäftsjahr der Gesellschaft beginnt am ersten Januar eines jeden Jahres und endet am einunddreißigsten Dezember desselben Jahres.

Art. 19           Am einunddreißigsten Dezember jeden Jahres werden die Konten geschlossen und der oder die Geschäftsführer stellen ein Inventar auf, in dem sämtliche Vermögenswerte und Verbindlichkeiten der Gesellschaft aufgeführt sind. Jeder Gesellschafter kann am Gesellschaftssitz Einsicht in das Inventar und die Bilanz nehmen.

Art. 20           Fünf Prozent (5%) des Nettogewinnes werden der gesetzlichen Reserve zugeführt, bis diese zehn Prozent (10%) des Gesellschaftskapitals erreicht hat. Der verbleibende Betrag steht den Gesellschaftern zur freien Verfügung. Abschlagszahlungen auf Dividenden können in Übereinstimmung mit den gesetzlichen Vorschriften vorgenommen werden.

F. GESELLSCHAFTSAUFLÖSUNG - LIQUIDATION

Art. 21           Im Falle der Auflösung der Gesellschaft wird die Liquidation von einem oder mehreren von der Hauptversammlung ernannten Liquidatoren, die keine Gesellschafter sein müssen, durchgeführt. Die Hauptversammlung legt Befugnisse und Vergütungen der Liquidatoren fest. Die Liquidatoren haben alle Befugnisse zur Verwertung der Vermögensgüter und Begleichung der Verbindlichkeiten der Gesellschaft.

Der nach Begleichung der Verbindlichkeiten der Gesellschaft bestehende Überschuss wird unter den Gesellschaftern im Verhältnis zu dem ihnen zustehenden Kapitalanteil aufgeteilt.

Art. 22           Für alle nicht in dieser Satzung geregelten Punkte gelten die Bestimmungen des Gesetzes vom 10. August 1915 über die Handelsgesellschaften, neue Fassung.

ZEICHNUNG UND ZAHLUNG DER GESELLSCHAFTSANTEILE

Die fünfhundert (500) Gesellschaftsanteile wurden folgendermaßen gezeichnet:

-                                            fünfhundert (500) Anteile wurden von TDS Investor (Bermuda) Ltd., vorgenannt, gezeichnet, und wurden vollständig in bar einbezahlt für einen Gesamtpreis von zwölftausendfünfhundert Euro (EUR 12.500,-)

Alle Anteile wurden vollständig einbezahlt, so dass die Summe von zwölftausendfiinfhundert Euro (EUR 12.500,-), die vollständig dem Gesellschaftskapital zugewiesen wird, von jetzt an der Gesellschaft zur Verfügung steht wie dem nachzeichnenden Notar nachgewiesen wurde.

ÜBERGANGSBESTIMMUNGEN

Das erste Geschäftsjahr beginnt mit der Gründung der Gesellschaft und endet am 31. Dezember 2006.

KOSTEN

Die der Gesellschaft aus Anlass ihrer Gründung entstehenden Kasten, Honorare und Auslagen werden auf ungefähr 2.000.-Euro geschätzt.

AUßERORDENTLICHE HAUPTVERSAMMLUNG

Unverzüglich nach Gesellschaftsgründung hat der Gesellschafter, der das gesamte gezeichnete Gesellschaftskapital vertritt, folgende Beschlüsse gefasst:

1.                                       Die Adresse des Gesellschaftssitzes der Gesellschaft befindet sich in 4a, rue Henri Schnadt, L.-2530 Luxemburg.

2.                                       Folgende Personen werden auf unbestimmte Zeit zum Geschäftsführer ernannt:

-                                            Paul C. Schorr, Senior Managing Director, geboren am 31. März 1967 in Lincoln, NE, USA, wohnhaft in 345 Park Avenue, Floor 31, New York, New York 10154, USA;

-                                            Robert L. Friedman, Senior Managing Director, geboren am 19. März 1943 in Mt. Vernon, NY, USA, wohnhaft in 345 Park Avenue, Floor 31, New York, New York 10154, USA;

-                                            Ben Jenkins, Principal, geboren am 25. Februar 1971 in Clarksville, TN, USA, wohnhaft in 345 Park Avenue, Floor 31, New York, New York 10154, USA; und

-                                            John Sutherland, Manager, geboren am 2. Dezember 1964 in Lower Hutt, New Zealand, wohnhaft in 9, rue Principale, L-6990 Hostert, Luxemburg.

Worüber Urkunde, aufgenommen zu Luxemburg, Datum wie eingangs erwähnt.

Der amtierende Notar, der englischen Sprache kundig, stellt hiermit fest, dass auf Ersuchen der vorgenannten Partei(en) diese Urkunde in englischer Sprache verfasst ist, gefolgt von einer Übersetzung in deutscher Sprache. Im Falle von Abweichungen zwischen dem englischen und dem deutschen Text, ist die englische Fassung maßgebend.

Nach Vorlesung und Erklärung alles Vorstehenden an die Erschienene(n), die dem Notar nach Namen, gebräuchlichem Vornamen, sowie Stand und Wohnort bekannt ist(sind), hat(haben) die Erschienene(n) mit dem Notar gegenwärtige Urkunde unterzeichnet.

POUR COPIE
conforme à l’original.

Luxembourg, le 14 JUIL, 2006
/s/ Joseph Elvinger